ESCROW AND INDEMNITY AGREEMENT

      THIS ESCROW AND INDEMNITY AGREEMENT (the "Agreement") is made this 6th day of November, 1998, by and among Clarus Corporation, formerly known as SQL Financials International, Inc., a Delaware corporation ("SFI"), Elekom Corporation ("Elekom"), the undersigned former holders of preferred stock of Elekom as shown on Schedule 1 hereto (collectively the "Preferred Shareholders" and individually a "Preferred Shareholder"), and NationsBank, N.A. (the "Escrow Agent").

                                 W I T N E S S E T H :

      WHEREAS, SFI has entered into an Agreement and Plan of Reorganization dated as of August 31, 1998 (the "Merger Agreement") with Elekom Corporation, a Washington corporation ("Elekom") pursuant to which SFI has acquired all of the stock and going business of Elekom pursuant to a forward triangular merger (the "Merger"); and

      WHEREAS, pursuant to the Merger Agreement, Elekom has agreed to place $2.5 million of the cash proceeds of the Merger to its shareholders (the "Shareholders") in an escrow account to secure its obligations under Article IX of the Merger Agreement; and

      WHEREAS, the Preferred Shareholders owned shares of preferred stock of Elekom and the Preferred Shareholders acknowledge and agree that the Merger and the payment of the merger consideration to the Preferred Shareholders by SFI is a direct and substantial benefit to the Preferred Shareholders; and

      WHEREAS, as a material inducement to SFI to enter into the Merger Agreement and consummate the Merger, Elekom has agreed to cause each of the Preferred Shareholders to enter into this Agreement providing for indemnification of SFI for the obligations of Elekom under the Merger Agreement to the extent such obligations exceed the amount of the Escrow Funds (as defined below); and

      NOW, THEREFORE, for and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:

      1. Definitions. For purposes of this Agreement, the following terms have the meanings indicated below:

      "Contesting Direction" means a written direction from the representative of the Shareholders appointed pursuant to Section 9 of this Agreement (the "Shareholder Representative"), which direction contests an SFI Direction in whole or in part and specifies the amount contested and the amount, if any, not contested. Each Contesting Direction must be delivered to the Escrow Agent in the manner set forth in Section 16 hereof, and copies of such direction must be delivered in like manner to SFI.

      "Escrow Funds" has the meaning ascribed to such term in Section 2 hereof.

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      "Escrow Termination Date" means April 30, 2000.

      "Estimated Indemnified Amount" means a good-faith estimate by SFI of an Indemnified Amount.

      "SFI Direction" means a written direction from SFI specifying that a claim referred to in Article IX of the Merger Agreement and covered by a particular Notice of Claim has been made, and further specifying the aggregate Indemnified Amount. Each SFI Direction must be delivered to the Escrow Agent in the manner set forth in Section 16 hereof, and copies of such direction must be delivered in like manner to the Shareholder Representative.

      "Indemnification Holdback" has the meaning ascribed to such term in
Section 4.1 hereof.

      "Indemnified Amount," with respect to any Notice of Claim, means the aggregate amount of indemnification determined to be due to SFI pursuant to
Article IX of the Merger Agreement.

      "Joint Direction" means a written direction relating to (i) a Notice of Claim, (ii) the investment of the Escrow Funds, or (iii) removal of the Escrow Agent in accordance with Section 15 hereof, in each case executed by SFI and the Shareholder Representative, and delivered to the Escrow Agent in the manner set forth in Section 16 hereof.

      "Notice of Claim" means a written notice from SFI delivered to the Escrow Agent and the Shareholder Representative in the manner set forth in Section 16 hereof on or before the Escrow Termination Date, specifying that facts exist which may give rise to an indemnifiable claim under Article IX of the Merger Agreement, also specifying the Estimated Indemnified Amount and describing in reasonable detail the nature of the matter or matters covered by the Notice of Claim and the Estimated Indemnified Amount.

      2. Establishment of Escrow. On the date hereof, concurrently with the closing of the Merger, SFI has deposited with Escrow Agent the sum of US Two Million Five Hundred Thousand Dollars ($2,500,000.00) in immediately available funds (the "Escrow Funds"), which sum Escrow Agent hereby accepts and agrees to hold for Shareholders in escrow subject to the terms of this Escrow Agreement (the "Escrow"). Escrow Agent hereby confirms to SFI, Shareholders and the Preferred Shareholders receipt by Escrow Agent of the Escrow Funds. The Escrow Funds represent a portion of the merger consideration paid to the Shareholders in the Merger and has been withheld from the cash consideration received by such Shareholders pursuant to the terms of Section 1.5 of the Merger Agreement in order to secure the obligations of Elekom pursuant to Article IX of the Merger Agreement.

      3. Investment of the Funds. During the period specified in this Agreement, the Escrow Agent shall hold the Escrow Funds (i) in an interest-bearing account or other investment vehicle specified by Elekom, with a maturity no greater than thirty (30) days and which is backed by the United States Government or such financial institutions insured by the Federal Deposit Insurance Corporation, having a net worth of not less than US One Hundred Million Dollars ($100,000,000) or (ii) in such other account or investment as may be specified in a Joint Direction. The payments of interest on such account and other distributions thereon shall be


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added to and become a part of the Escrow Funds. Any and all interest which may be earned and received on the Escrow Funds shall be for the account of the Shareholders and shall not constitute part of the Escrow Funds.

4.    Administration of Escrow Funds

      4.1   Claims Against Escrow Funds

      If, on or before the Escrow Termination Date, the Escrow Agent receives a Notice of Claim from SFI, then, in each instance in which such a Notice of Claim is received, the Escrow Agent shall, from and after its receipt of that Notice of Claim, hold the portion of the Escrow Funds equal to the Estimated Indemnified Amount or the remainder of the Escrow Funds should it be less than the Estimated Indemnified Amount (the "Indemnification Holdback") until such time (whether before or after the Escrow Termination Date) as the conditions of
Section 4.2 hereof have been complied with as to such Notice of Claim.

      4.2   Distributions

            4.2.1 Distributions on Joint Direction

      If at any time, or from time to time, prior to, or on the Escrow Termination Date, the Escrow Agent receives a Joint Direction regarding a Notice of Claim, the Escrow Agent shall comply with such Joint Direction.

            4.2.2 Distribution on SFI Direction

      (a) If at any time, or from time to time, prior to, or on the Escrow Termination Date, the Escrow Agent receives an SFI Direction, and if the Escrow Agent does not within 30 days after the date of its receipt of that SFI Direction receive a related Contesting Direction, then the Escrow Agent shall, within 3 business days after such 30th day and after confirmation with SFI of the amount, pay to SFI the Indemnified Amount, as specified in the SFI Direction, or the remainder of the Escrow Funds should it be less than the Indemnified Amount.

      (b) If the Escrow Agent does receive a Contesting Direction within such 30-day period, then it shall (i) within 10 days of the receipt of such Contesting Notice, distribute to SFI such portion of the Indemnified Amount which is not disputed in the Contesting Direction (or the remainder of the Escrow Funds should it be less than such undisputed portion of the Indemnified Amount) and (ii) continue to hold any Indemnification Holdback amount necessary to cover any disputed portion of the Indemnified Amount until such time as the Escrow Agent receives either a Joint Direction, or a notice from SFI or the Shareholder Representative directing the Escrow Agent with respect to the disbursement, release or any other disposition of the amount of the Indemnification Holdback accompanied by a copy of the final order, judgment or decree from a court of competent jurisdiction with respect to such claim, and the Escrow Agent has received an opinion of legal counsel (the reasonable fees and cost for which shall be an additional Loss hereunder) acceptable to the Escrow Agent that as to such order, judgment or decree all rights of appeal have expired or been waived. Within 5 days of the receipt by the Escrow Agent of such

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Joint Direction or such notice and legal opinion contemplated by the immediately preceding sentence, the Escrow Agent shall distribute to SFI or the Shareholder Representative (as specified in such Joint Direction or such notice) the Indemnified Amount specified in such Joint Direction or the amount contemplated by such notice, as the case may be, or the remainder of the Escrow Funds should it be less.

            4.2.3 Distributions on Escrow Termination Date

      On the Escrow Termination Date, without further notice or request, the Escrow Agent shall distribute to the Shareholder Representative on behalf of the Shareholders of Elekom in the manner set forth in Section 4.3 hereof any amounts remaining in the Escrow Funds which are not subject to Indemnification Holdback. Amounts remaining in the Escrow Funds which are subject to Indemnification Holdback will be distributed when the conditions of Section 4.2.2 hereof are satisfied.

      4.4   Distributions to the Shareholder Representative and SFI

      In the event that the Escrow Agent is required to distribute any part of the Escrow Funds to the Shareholder Representative or SFI, the Escrow Agent will make payment, by issuance of its check, delivered by first class or overnight mail address set forth in Section 16 hereof, representing an amount equal to the total amount then to be distributed from the Escrow Funds.

      5.    Indemnification.

      Indemnification. Subject to the requirements, limitations, and exclusions and further provisions in Article IX of the Merger Agreement and this Agreement, Elekom shall to the extent of the Escrow Funds, and the Preferred Shareholders listed on Schedule 9.1 to the Merger Agreement (the Company, together with the Preferred Shareholders are the "Indemnitors") shall severally in proportion to the percentages set forth on Schedule 9.1 to the Merger Agreement, indemnify, defend and hold harmless SFI and its officers, directors and affiliates (the "SFI Indemnitees") from, against, and with respect to any and all action or cause of action, loss, damage, claim, obligation, liability, penalty, fine, cost and expense (including without limitation reasonable attorneys' and consultants' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding, demand or request for action by any governmental or administrative entity), of any kind or character (a "Loss") arising out of or in connection with any of the following:

            (a) any breach of any of the representations or warranties of Elekom contained in or made pursuant to the Merger Agreement or any of the representations and warranties of the respective Preferred Shareholder in any other Elekom Agreement (defined in the Merger Agreement);

            (b) any failure by Elekom or the respective Preferred Shareholder to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to the Merger Agreement or any Elekom Agreement;

            (c) any breach by Elekom of any representation set forth in Section
      2.14 in the Merger Agreement (an "IP Claim");

            (d) any claim by a Shareholder relating to the allocation by Elekom of the cash and stock consideration to be received by each Shareholder in connection with the Merger;

            (e) any amount that shall have been paid by SFI to Shareholders in respect of shares of Elekom with respect to which dissenters' rights have been perfected that shall be in excess of the amount of the value, as of the closing date of the Merger, of the consideration such Shareholders would have received for such shares in the Merger if they had not exercised dissenters' rights plus any fees and expenses incurred by SFI Indemnitees in connection with defense of such dissenters' rights claim.

Notwithstanding anything herein to the contrary, the liability of the Preferred Shareholders hereunder will not be greater than the liability of Elekom under
Article IX of the Merger Agreement.

      6. Notice of Claim. Any SFI Indemnitee seeking to be indemnified pursuant to Section 5 hereof shall, within fifteen (15) days following discovery of a Loss (or 5 days if the SFI Indemnitee has been served with a lawsuit or other proceeding), notify the Shareholder Representative with a Notice of Claim. Each SFI Indemnitee will serve such Notice of Claim prior to initiating any court action seeking to enforce any such right to indemnification. The SFI Indemnitee shall provide to the Shareholder Representative as promptly as practicable thereafter all information and documentation reasonably requested by the Shareholder Representative to verify the claim for indemnification asserted. Following receipt of such notice (i) the Preferred Shareholders will then have the opportunity to discuss with the SFI Indemnitees the steps the Preferred Shareholders plan to take to mitigate any alleged Loss (defined in Section 5) SFI may have suffered and (ii) prior to SFI initiating such court action, the Preferred Shareholders will be given a reasonable period of time (not to exceed 30 days following receipt of such notice without the written agreement of SFI to cure completely the events giving rise to such alleged Losses (if such events are capable of being cured completely); provided, however, that Elekom and the Preferred Shareholders shall remain liable, to the extent set forth in the Merger Agreement, for Losses actually incurred. The procedures set forth in
Section 7 shall govern Third-Party Claims.

      7. Defense. If a claim by a third party (a "Third Party Claim") is made against an SFI Indemnitee arising out of a matter for which the SFI Indemnitee is entitled to be indemnified pursuant to Section 5 hereof, the Preferred Shareholders may elect to assume the defense or the prosecution thereof. The Preferred Shareholders shall have 30 days (which shall be shortened to 15 days in the case of a commenced lawsuit or proceeding) after receipt of a Notice of Claim to undertake to conduct and control, through counsel of their own choosing as designated by the Shareholder Representative and at their sole risk and expense, the good faith settlement or defense of such claim, and the SFI Indemnitee(s) shall cooperate fully with the Preferred Shareholders in connection therewith; provided that the SFI Indemnitee(s) shall be entitled to participate in such settlement or defense through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the SFI Indemnitee(s); and provided further that the

Preferred Shareholders can only assume the defense if (a) the amount of the Third Party Claim does not exceed the amount of the Escrow Funds held hereunder or (b) the Preferred Shareholders provide commercially reasonable evidence that the Preferred Shareholders will have sufficient financial resources to defend the claim and satisfy their indemnification obligations. During the interim the SFI Indemnitee shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the alleged Loss. The Preferred Shareholders shall obtain the written consent of the SFI Indemnitee prior to ceasing to defend, settling or otherwise disposing of such claim if as a result thereof the SFI Indemnitee would become subject to injunctive, declaratory or other equitable relief or the business of the SFI Indemnitee would be materially adversely affected in any manner. Whether or not the Preferred Shareholders choose so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information. The Preferred Shareholders shall not be liable for any settlement of any such claim effected without their prior written consent, which shall not be unreasonably withheld. However, if the Preferred Shareholders, fail to defend such claim within the time period necessary to preserve the rights and defense of the SFI Indemnitee, the SFI Indemnitee will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Preferred Shareholders, subject to the right of the Preferred Shareholders to assume the defense of such claim at any time within the 30-day time period after receiving Notice of Claim .

      If a claim is based on any suit or proceeding by a third party for infringement which gives rise to an IP Claim (defined in Section 5) resulting in SFI's use of the Software (defined in Section 2.14 of the Merger Agreement) being enjoined or otherwise restricted, the Preferred Shareholders, if the Preferred Shareholders elect through the Shareholder Representative to assume defense of such proceeding after receiving notice hereunder, shall be entitled at their sole expense to do any of the following: (i) procure for SFI, Clarus CSA, Inc. and their licensees the unrestricted right to continue using the Software, (ii) modify the Software so that it becomes noninfringing, (iii) settle the third party's infringement claim in a manner that gives SFI, Clarus CSA, Inc. and their licensees the unrestricted rights to the software being enjoined or otherwise restricted, or (iv) pay the indemnified party's claim as provided in this Agreement, provided that any settlement under this sentence shall require SFI's prior written approval which shall not be unreasonably withheld. SFI shall comply with any settlement or court order made in connection with such proceeding in the foregoing sentence provided that such compliance by SFI shall not limit the Preferred Shareholder's indemnification obligations hereunder. No Preferred Shareholder shall be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Before any claim may be brought against any of the Preferred Shareholders hereunder, or under the Merger Agreement, all the Escrow Funds shall be used first to pay any claims made under Article IX of the Merger Agreement or this Agreement, and SFI hereby authorizes the Preferred Shareholders to settle such claims without consent of SFI to the extent the Escrow Funds will fully satisfy such claim. Preferred

Shareholders may also settle any claim for which they are liable hereunder without consent of SFI so long as the payment or performance does not either (y) exhaust the Escrow Funds or (y) exceed the maximum liability amounts set forth below. Settlements requiring performance or payment in excess of the maximum liability amounts shall require SFI's prior written consent.

      8.    Limitations.

      The obligations of Elekom or any Preferred Shareholder to indemnify any SFI Indemnitees pursuant to Article IX of the Merger Agreement shall accrue only after and to the extent the aggregate dollar amount of Losses incurred by an Indemnified Party for all matters indemnifiable thereunder exceeds One Hundred Thousand Dollars (US $100,000) (the "Basket"), and then Indemnitors shall be only liable for such Losses in excess of $100,000. In addition, no single Loss in an amount of less than $10,000 may be applied to the Basket until such threshold amount is reached, and thereafter, single claims of less than $10,000 must be aggregated so that no claim is made for an amount of less than $10,000 singly or in the aggregate. The obligations of the Indemnitors to indemnify the SFI Indemnitees under this Agreement shall not exceed the $2,500,000 placed in escrow hereunder for claims for indemnification other than (a) IP Claims, which are addressed below, or (b) claims for indemnification related to a breach of the representations contained in Section 2.1 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, the aggregate maximum liability of the Indemnitors, for IP Claims shall not exceed (i) Twelve Million Five Hundred Thousand Dollars ($12,500,000) for any IP Claims plus the remaining amount of the Escrow Funds and no IP Claims may be made after the expiration of the one (1) year period following the Closing Date of the Merger.

      This Agreement and Article IX of the Merger Agreement set forth the sole and exclusive remedy of an SFI Indemnitee for breaches of any representation, warranty, or covenant under the Merger Agreement absent fraud or securities law violations.

      The maximum liability for claims for breach of the representation and warranty in Section 2.1 in the Merger Agreement is the purchase price (cash paid by SFI to Elekom's Shareholders at closing of the Merger plus the market value of the shares transferred by SFI at closing of the Merger to the Elekom's Shareholders), minus the amount of the cash transferred to SFI from the Escrow Funds pursuant to this Agreement, further reduced by the aggregate amount paid by Elekom and the Preferred Shareholders in connection with all claims for breach of the representations and warranties made under Sections 2.14, 2.19, and 2.23(b) of the Merger Agreement. The maximum liability for claims for breach of the representations or warranties in Sections 2.19, and 2.23(b) of the Merger Agreement is equal to the purchase price (cash paid by SFI to Elekom's shareholders at closing plus the market value of the shares transferred by SFI at Closing to the Elekom's shareholders), minus the amount of the cash transferred to SFI from the Escrow Funds, further reduced by the aggregate amount paid by Elekom and Preferred Shareholders in connection with all claims for breach of the representations and warranties made under Sections 2.1 or 2.14.

      Notwithstanding anything in this Agreement to the contrary, no Preferred Shareholders will have any liability for any claim that the Software infringes the rights of a third party to the extent the claims arise from modification of the Software by SFI after the Closing of the Merger or to the extent the infringement claim arises out of a combination of the Software with a program, product or material not transferred to SFI's subsidiary as of the Closing of the Merger. In no event (except as specifically provided below) will any Preferred Shareholder have any liability for indirect, incidental, exemplary, or consequential damages whatsoever (including, without limitation, damages for loss of profits, loss of data or other business information) or cover arising under the Merger Agreement, even if the Preferred Shareholder has been advised of the possibility of such damages; provided, however, that although this sentence excludes claims for the lost profits, it does not limit the liability of any Preferred Shareholder hereunder to an SFI Indemnitee for indirect, incidental, exemplary or consequential damages to the extent such damages, including lost profits, are included in a claim by a third party against the SFI Indemnitee or arise as a result of such third party claim that the Software is infringing, or claim of ownership rights in the Software (excluding Third Party Software), and to the extent indemnification under the Merger Agreement covers such third party claims. Notwithstanding the foregoing, an SFI Indemnitee shall have the right to recover for direct out-of-pocket expenses, including its direct, demonstrable internal costs (without overhead) and/or external costs paid by such SFI Indemnitee to remediate any Loss, whether or not such Loss arises in connection with a Third Party Claim.

      9. Casahl Litigation. Elekom will endeavor to seek an indemnification of the SFI and the Shareholders from Egghead.com, Inc. ("Egghead.com") covering the claims in the litigation commenced by Elekom and Egghead Software, Inc. (now known as Egghead.com) under Case No. 987331 pending in the Superior Court of California for the County of San Francisco (the "Casahl Litigation"). Before taking any action against the Preferred Shareholders (other than Egghead.com) with respect to any Loss arising from the Casahl Litigation, SFI and Clarus CSA, Inc. each agree to use their reasonable best efforts to enforce the following with respect to the Casahl Litigation:

            (a) The Separation Agreement, dated November 10, 1997, between Egghead Software, Inc., now know as Egghead.com, Inc. and Elekom;

            (b) Any reaffirmation by Egghead.com of the obligation in the last sentence of Section 4.02(a) of the Separation Agreement (in favor of Elekom, Clarus CSA, Inc. or SFI);

            (c) Any other agreement with Egghead.com in which it agrees to defend, indemnify, and hold harmless Elekom, its past, present and future, successor and assigns, officers and directors, common shareholders (specifically excluding past Shareholder Egghead.com and specifically including future common shareholder Parent), the Preferred Shareholders (other than Egghead.com), agents, and employees, to the extent Elekom, Clarus CSA, Inc., or SFI is made a beneficiary of such agreement , from and against any cost, expense, loss, liability whatsoever arising in connection with the Casahl Litigation.

If, after notice to Egghead.com by SFI and Clarus CSA, Inc., Egghead.com fails or refuses to honor its indemnity, or other obligations to Elekom, its past, present and future, successors and assigns, officers and directors, agents, employees, and, after the Effective Time, SFI, then to the


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extent Elekom or an SFI Indemnitee suffers a Loss as a result of the Casahl
Litigation notwithstanding any of the above, then in such event each of the Preferred Shareholders identified on Schedule 9.6 to the Merger Agreement (other than Egghead.com), severally in proportion which they bear to each other excluding Egghead.com based on the percentage set forth in Schedule 9.6 to the Merger Agreement, agree to defend, indemnify, and hold harmless an SFI Indemnitee from and against any cost, expense, loss or liability resulting from the Casahl Litigation. The indemnity obligations set forth in this Section 9 are in addition to Section 5 and are not subject to the limitations set forth in
Section 8. Except as set forth in Section 10(a), payments made hereunder this
Section 9 by a Preferred Shareholder shall not be reimbursed from Escrow Funds nor count toward the maximum liability of Elekom or a Preferred Shareholder. In the event that a Preferred Shareholder fails to pay any amount due hereunder, such amount may be withdrawn from the Escrow Funds by an SFI Indemnitee to the extent of that Preferred Shareholder's proportionate share in the Escrow Funds after giving effect to Section 10(b) of this Agreement.

      10.   Disbursements at Escrow Termination Date.

            (a) Fees or Expenses of Preferred Shareholder. After April 30, 2000, all fees, expenses and costs of any kind (including, without limitation, attorneys' fees and costs) incurred by any Preferred Shareholder in defense of any claim indemnified hereunder shall be reimbursed from the remaining Escrow Funds before any such funds are distributed to Shareholders.

            (b) Distributions on Account of Common Shareholdings of Elekom. After making the distributions described in Section 10(a), holders of Elekom's Common Shares as of the date of the Closing of the Merger Agreement will receive a distribution of the proportionate share of the Escrow Funds, which they would have received from the Escrow Funds in the event no Notice of Claim had been asserted by any SFI Indemnitee hereunder asserting a claim to the Escrow Funds.

            (c) Distributions on Account of Preferred Shareholdings of Elekom. After making the distributions described in section 10(b), holders of Elekom's Preferred Shares as of the date of the Closing of the Merger Agreement will receive a distribution of the remaining funds in the Escrow Funds in the proportions set forth on Schedule 9.1 to the Merger Agreement.

      11. Appointment of Shareholder Representative. Elekom and the Shareholders hereby appoint John Hummer, or his designated successor agreeable to Preferred Shareholders holding more than fifty percent (50%) of the potential liability set forth on Exhibit A, to serve as Shareholder Representative for all purposes pertaining to this Agreement, who shall be authorized to make all decisions and elections of the Shareholders hereunder and agree that the SFI Indemnitees shall be entitled to rely on all actions, decisions, and notice of the Shareholder Representative. The Shareholder Representative has been appointed by Elekom and the Shareholders as their attorney-in-fact, for the giving and receipt on their behalf of all notices, instructions and deliveries and for the taking on their behalf of all other actions under this Agreement and the Merger Agreement, to serve in such capacity until such time as SFI and the Escrow Agent have received joint written notice from all Shareholders that they have appointed a new Shareholders Representative. Accordingly, except as otherwise set forth herein and the Merger Agreement, the Shareholder Representative has unlimited authority and power to act on behalf of the Shareholders with respect to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising hereunder, provided such actions by the Shareholder Representative are taken in good faith in the exercise of reasonable judgment. Except as otherwise set forth herein, the Shareholder shall be bound by all actions taken by the Shareholder Representative in connection with this Agreement, and the Escrow Agent, Elekom and SFI shall be entitled to rely on any action or decision of the Shareholder Representative in accordance herewith. The Shareholder Representative shall be entitled to reimbursement out of the remaining amount of Escrow Funds on the Escrow Termination Date, prior to distribution of such funds, for any reasonable out-of-pocket expenses incurred by the Shareholder Representative in connection with the performance of the representation duties under this Agreement or the Merger Agreement, including, without limitation, legal fees and expenses. No bond shall be required of the Shareholders Representative, and the Shareholders Representative shall not receive compensation for his or her services. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Funds were contributed to the Escrow shall severally indemnify the Shareholders Representative and hold the Shareholders Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders Representative and arising out of or in connection with the acceptance or administration of the Shareholders Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders Representative in connection with his representation of Shareholders.

      12. Remedies. The SFI Indemnitees need not exhaust any other remedies that may be available to them but may proceed directly in accordance with the provisions of this Agreement; provided, that SFI Indemnitees must first pursue recourse to the Escrow Funds before asserting any claim against any Preferred Shareholder based on Article IX of the Merger Agreement. The SFI Indemnitees may institute claims against the Escrow Funds and in satisfaction thereof may recover Escrow Funds, in accordance with the terms of the Merger Agreement and this Agreement, without making any other claims directly against the Shareholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. The assertion of any single claim for indemnification hereunder will not bar the SFI Indemnitees from asserting other claims hereunder. All rights and remedies provided to the SFI Indemnitees hereunder shall be cumulative and shall be in addition to any other rights or remedies available to such party at law, in equity, by contract or otherwise.

      13. Fees and Expenses. Escrow Agent shall be entitled to its customary fees for its services hereunder, and to reimbursement of all out-of-pocket expenses incurred, including reasonable attorney's fees, which fees and expenses shall be borne by SFI.

      14. Limited Duties; Indemnification. Escrow Agent shall have no responsibilities to SFI or the Shareholders except those specifically set forth herein, and, in performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, the

Escrow Agent shall not be liable for any acts taken or omitted to be taken by it except for its own gross negligence or willful misconduct. Accordingly, the Escrow Agent shall be entitled to rely conclusively on any notice, authorization or other document delivered to it hereunder and believed by it to be genuine, and may, at its discretion, obtain the advice of counsel with respect to any matter relating hereto and shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel, or
(ii) any action taken or omitted to be taken in reliance upon any such notice, authorization or other document believed to be genuine. Escrow Agent shall not be under any obligation to institute legal proceedings of any kind with respect hereto, and SFI and the Preferred Shareholders hereby jointly and severally agree to hold Escrow Agent harmless in respect of any claim, suit or proceeding based upon this Agreement or any act taken or not taken by Escrow Agent hereunder, other than with respect to Escrow Agent's gross negligence or willful misconduct. Provided, however, in the event of any dispute regarding the proper distribution of the Escrow Funds, Escrow Agent shall be entitled to file an interpleader action to tender the Escrow Funds into the registry or custody of any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged from any further duty hereunder. The provisions of this Section shall survive any resignation of the Escrow Agent or the termination of this Agreement.

      15. Removal and Resignation. Escrow Agent agrees that SFI and the Shareholders may, by their agreement, at any time remove Escrow Agent as escrow agent hereunder, and substitute another person or entity as escrow agent, in which event Escrow Agent shall, upon receipt of a Joint Direction requesting such removal, account for and deliver to such substituted escrow agent all amounts held in the Escrow, and Escrow Agent shall thereafter be discharged from its duties hereunder. Escrow Agent may resign from serving as escrow agent hereunder by written notice to such effect given to SFI and the Shareholder Representative, whereupon SFI and the Shareholder Representative shall agree upon a successor escrow agent and shall so notify Escrow Agent, which shall then account for and deliver to such successor all amounts held in the Escrow, and such resignation shall thereupon be effective. If no successor escrow agent is agreed upon within a reasonable time after such notice is given, the Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal proceedings as the Escrow Agent deems appropriate, and thereupon the Escrow Agent shall be discharged from all further duties hereunder.

      16. Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and may be telexed or telecopied, which shall be followed forthwith by letter, and such notice, request, demand or other communication shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient's telex or telecopy machine. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. Notices, requests, demands and other communications may not be given by regular or certified mail. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:(or such other address for a party as shall be specified by like notice):

            If to Company:

                  Elekom Corporation
                  Pacific First Plaza, Eighth Floor
                  155 - 108th Avenue
                  Bellevue, Washington  98004
                  Attention:  Norman Behar, President and CEO
                  Facsimile:  (425) 990-3075

            With a copy (which shall not constitute notice) to:

                  Perkins Coie LLP
                  411 - 108th Avenue N.E.
                  Suite 1800
                  Bellevue, Washington  98004-5584
                  Attention:  Kurt Becker
                  Facsimile:  (425) 453-7350

            If to SFI:

                  Clarus Corporation, formerly known as SQL Financials International, Inc.
                  3950 Johns Creek Court
                  Suite 100
                  Swan, Georgia  30024
                  Attention:  Stephen P. Jeffery, President and CEO
                  Facsimile:  (770) 291-8573

            With a copy (which shall not constitute notice) to:

                  Womble Carlyle Sandridge & Rice, PLLC
                  1275 Peachtree Street, N.E.
                  Suite 700
                  Atlanta, Georgia  30309
                  Attention:  G. Donald Johnson, Esq.
                  Facsimile:  (404) 888-7490


            (b)   If to the Shareholder Representative:

                  John Hummer
                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, CA 94107
                  Attention:  John Hummer
                  Facsimile No.:  (415)  979-9601
                  with a copy to:
                  Kurt Becker
                  Perkins Coie LLP
                  Suite 1800, 411 - 108th Ave. N.E
                  Bellevue, WA  98004-5584
                  Attention:  Kurt Becker
                  Facsimile No.:  (425)  453-6980

            (c)   If to Escrow Agent:
                  Nations Bank, N.A.
                  Peachtree Street, N.E.
                  19th Floor
                  Atlanta, Georgia 30308
                  Attention:  Sherry Siegwarth
                  Facsimile No.:  (404) 607-6343

      Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 16.

      17. Interpretation. This Agreement and Article IX of the Merger Agreement are to be read together. To the extent of any inconsistency between this Agreement and Article IX of the Merger Agreement, the terms and provisions of
Article IX of the Merger Agreement shall control.

      18. Tax Reporting. For purposes of tax reporting, all income earned on the funds in the Escrow shall be deemed to have been earned for the account of the party to whom the funds are disbursed, and Escrow Agent is authorized to act accordingly.

      19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      20. Governing Law and Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Washington, without regard to any rules regarding choice of law. The exclusive jurisdiction for any action by any SFI Indemnitee against Shareholders, Preferred Shareholders, or with respect to the Escrow Funds shall be the state and federal courts situated in Hennepin County, Minnesota.

      21. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ELEKOM CORPORATION            CLARUS CORPORATION, formerly
                        known SQL Financials International, Inc.



By: /s/ Norman H. Behar               By: /s/ Arthur G. Walsh, Jr.
    ------------------------              ---------------------------
     Name: Norman Behar                  Name: Arthur G. Walsh, Jr.
     Title: President and CEO            Title: Secretary

ESCROW AGENT:

NATIONSBANK, N.A.

By: /s/ Melinda M. Bergbom
    -----------------------------
    Name: Melinda M. Bergbom
    Title: Senior Vice President


PREFERRED SHAREHOLDERS:

                                /s/ Norman H. Behar
                              ----------------------------------------
                              NORMAN BEHAR


                              EGGHEAD.COM, INC.

                                    By: /s/ G. Orban
                                        -------------------------
                                          Name: George P. Orban
                                          Title: CEO

                              HUMMER WINBLAD VENTURE PARTNERS

                                        By: /s/ John Hummer
                                           -----------------------
                                           Name: John Hummer
                                           Title: Partner



                              HUMMER WINBLAD TECHNOLOGIES FUND

                                        By: /s/ John Hummer
                                           ------------------------
                                           Name: John Hummer
                                           Title: Partner



                               OLYMPIC VENTURE PARTNERS IV L.P.

                                        By: OVMC IV, L.L.C., Its GP
                                            ---------------------------
                                        By: /s/ Gerard H. Langeler
                                            ---------------------------
                                           Name: Gerard H. Langeler
                                           Title: Its Managing Member



                               OVP IV ENTREPRENEURS FUND

                                        By: OVMC IV, LLC, Its GP
                                            -------------------------
                                        By: /s/ Gerard H. Langeler
                                            -------------------------
                                           Name: Gerard H. Langeler
                                           Title: Its Managing Member



                               LAZARUS FAMILY INVESTMENTS, LLC

                                        By: /s/ Jonathon D. Lazarus
                                            --------------------------
                                           Name: Jonathon D. Lazarus
                                           Title: Manager